                                                            EXHIBIT 2.1
                                                            -----------


                           ASSET PURCHASE AGREEMENT

                            (Optional Service Area)

     This Asset Purchase Agreement (the "Agreement") is made and entered into as of January 10, 2001, by SPRINT SPECTRUM L.P. and its subsidiaries SPRINT SPECTRUM EQUIPMENT COMPANY, L.P. and SPRINT SPECTRUM REALTY COMPANY, L.P., all of which are Delaware limited partnerships (together "Seller"), and iPCS Wireless, Inc., a Delaware corporation ("Buyer").

Recitals
--------

     I. Seller owns or leases that equipment and property of Seller located in the Iowa City and Cedar Rapids BTAs and identified on attached Exhibit A,
                                                                  ---------
together with the contract rights, accounts receivable and rights to collect unbilled amounts relating thereto (the "Assets").

     II. Buyer and Seller have entered into that certain Amended and Restated Addendum III dated March 8, 2000 ("Addendum III") to the Sprint PCS Management Agreement dated January 22, 1999 (the "Management Agreement"), that provides, among other things, that upon exercise by Buyer of an option granted to it therein (the "Option"), Buyer will purchase and Seller will sell the Assets, upon the terms and conditions set forth in this Agreement.

     III.    On January 10, 2001, Buyer exercised the Option.

                                  Agreements
                                  ----------

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement the parties hereto agree as follows:



     1. Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in the Assets, free and clear from all liens created by the Seller other than those arising from the Assumed Liabilities (as defined below). The parties agree that:

     (i) on February 28, 2001 (the "Initial Closing"), Seller will transfer to Buyer (A) all Assets shown on Exhibit B;
                                              ---------

     (ii) at the Initial Closing, Buyer will pay an amount equal to $31,632,225.89, as detailed in Exhibit C;

     (iii) within 10 business days after the end of each calendar month after the Initial Closing and until all of the remaining Assets listed on Exhibit D have been transferred to Buyer, Seller will transfer to
             ---------
             Buyer all Assets for which the required consents have been obtained during the preceding calendar month (each a "Subsequent Closing"
                                                          -------------------
             and together with the Initial Closing, the "Closing");

     (iv) at each Subsequent Closing, Buyer will pay an amount equal to the sum of $1000, the accrued lease amount since the Initial Closing and 13.5% per year interest on such lease amount for each Cell Site transferred at such Subsequent Closing.


     2. Purchase Price. The purchase price of the Assets (the "Purchase Price") will be the sum of (i) $19,945,600, plus (ii) the amounts set forth below as determined by the month this Agreement is executed:

        Month of Execution               Additional Purchase Price
        ------------------               -------------------------
        March, 2000                              $4,054,400
        April, 2000                              $4,542,400
        May, 2000                                $5,030,400
        June, 2000                               $5,518,400
        July, 2000                               $6,006,400
        August, 2000                             $6,494,400
        September, 2000                          $6,982,400
        October, 2000                            $7,470,400
        November, 2000                           $7,958,400
        December, 2000                           $8,446,400
        January, 2001                            $8,854,400

provided, however, that if on the date of the exercise of the Option the number
--------  -------
of Sprint PCS subscribers based in the BTAs that are subject to the Option, multiplied by $700, is more than the amount in the column entitled "Additional Purchase Price" above, the number in that column shall be replaced by the product of the number of Sprint PCS subscribers in the BTAs that are subject to the Option, multiplied by $700. Based on Seller's estimate of the number of Sprint PCS subscribers in the BTAs that are subject to the Option (equal to 13,667 on January 10, 2001), the Purchase Price shall be $29,512,500, subject to adjustment as set forth in the following paragraph. Exhibit C sets forth the
                                                     ---------
Purchase Price.

     The Purchase Price will be increased by the sum of the accounts receivable and unbilled amounts for the sale of Sprint PCS Products and Services (as defined in the Management Agreement) existing and accrued as of the date of the Initial Closing (less 7% of this sum to reflect an agreed upon discount for future uncollected amounts). The parties agree that they will consummate the Initial Closing based upon actual accounts receivable and unbilled amount balances as of the end of the calendar month prior to the calendar month in which the Initial Closing occurs, subject to post-Closing adjustment. The post-Closing adjustment will be based on actual accounts receivable and unbilled amount balances as of the date of the Initial Closing Date, to be provided promptly after month-end by Sprint PCS.

     The parties agree that, on or before the date of the Initial Closing, and insofar as it has not been calculated as part of the Purchase Price, they shall determine an allocation of the Purchase Price among the Assets, which allocation will be the result of arms-length negotiations between the parties as to the price of each item or category of items including in the Assets, and neither party will make any claim or treat any item on its tax returns in a manner that is inconsistent with such allocation.

     3. Review Period. For a period extending for thirty (30) days after this Agreement has been executed by both parties ("Review Period"), Buyer may review such documents and make, or cause to be made by agents or contractors of Buyer's choosing, any and all physical, mechanical, environmental, structural or other inspections of the Assets as Buyer deems appropriate. If, in Buyer's reasonable discretion, based upon the results of Buyer's inspections, Buyer determines that the Assets are unsatisfactory to Buyer, Buyer may by written notice to Seller within the Review Period, terminate this Agreement, and upon such termination, neither party will have any further rights or obligations under this Agreement. Any termination notice provided to Seller must contain a specific description of the condition on which Buyer bases such termination. If Buyer does not terminate this Agreement by such notice within the Review Period, this Agreement will remain in full force and effect in accordance with its terms. Buyer may not elect to purchase less than all of the Assets.

     4. Assumption of Liabilities. Buyer agrees to assume the liabilities, debts, expenses and obligations of Seller that relate to the Assets with respect to the period from and after the date of each Closing and that are set forth on Exhibit E (the "Assumed Liabilities"), and to pay and perform the Assumed
---------
Liabilities when due. Buyer's assumption of the Assumed Liabilities does not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller. Nothing in this Agreement prevents Buyer from contesting in good faith any of the Assumed Liabilities. Other than the Assumed Liabilities, Buyer assumes no liabilities whatsoever relating to the Assets or the business and operations of Seller.

     5. Condition of Assets. It is understood and agreed that Seller is not making, and Seller specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Assets, including, but not limited to, warranties or representations as to matters of title (except that Seller represents and warrants that Seller has not previously conveyed, pledged, encumbered, hypothecated or assigned that Asset to any other party), zoning, tax consequences, physical or environmental conditions, availability of access, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Assets, including, without limitation: (i) the value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of the Assets; (ii) the manner or quality of the construction or materials incorporated into any of the Assets; and (iii) the manner, quality, state of repair or lack of repair of the Assets. Buyer agrees that with respect to the Assets, Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any agent of Seller other than as specifically set forth in this Agreement.

     Buyer represents that it is a knowledgeable purchaser and that it is relying solely on its own expertise and that of Buyer's consultants, and that Buyer will conduct such inspections and investigations of the Assets as it deems necessary or advisable, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same, and, upon Closing, shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer's inspections and investigations. Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Assets "as is, where is" with all faults, and Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Assets by Seller, any agent of Seller or any third party except as specifically set forth in this Agreement. The terms and conditions of this Section 5 shall expressly survive the Closing.

     6. Damage or Destruction. If prior to the date of each Closing, any of the Assets to be transferred are destroyed or substantially damaged by fire, lightning or any other cause, or all or any part of the Assets is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller will immediately deliver to Buyer written notice of such event or condition, and Buyer will have the option of (a) enforcing this Agreement and retaining any insurance proceeds or proceeds of the taking by eminent domain, or (b) terminating this Agreement by written notice within twenty (20) days after receiving written notice from Seller of such destruction, damage or claim. If this Agreement is terminated, neither party will have any further obligation under this Agreement. The risk of loss will be borne by Seller until the particular Assets are transferred to Buyer at each Closing.

     7. Closing. If Buyer does not terminate the Agreement pursuant to Paragraph 3 or 6 of this Agreement, on the date of each Closing:

     (a) Seller and Buyer shall execute and deliver to each other an Assignment of Leases and Bill of Sale in the form attached hereto as Exhibit F;
                                                          ---------

     (b) Buyer shall pay the applicable Purchase Price to Seller in immediately available funds (subject to post-Closing adjustment as described in the second paragraph of Section 2);

     (c) Buyer shall provide copies of all necessary consents, if any, for the conveyance or assignment of the Assets and the assumption by Buyer of the Assumed Liabilities. Such consents shall be in the form of the Consent and Release attached hereto as Exhibit G, with such changes as shall be approved by
                           ---------
Seller (which approval shall not be unreasonably withheld). Set forth on Exhibit H is a true and correct list of all consents and releases required with
---------
respect to the assignment of the Assets and the assumption of the Assumed Liabilities. Seller's obligations hereunder, and Buyer's obligation to consummate the Closing, shall be subject to receipt of the consents as set forth on Exhibit H, except as provided below.
   ---------

     Buyer is responsible for paying or causing to be paid all transfer, stamp, recording, sales, use, excise or similar taxes, fees or duties payable in connection with the sale, assignment or conveyance of Seller's interest in and to the Assets or the assumption of the Assumed Liabilities.

     Buyer is also responsible for reporting all taxable property to the appropriate taxing authority for ad valorem tax purposes. Buyer will pay as and when due all taxes, assessments, liens, encumbrances, levies, and other charges against real estate, personal property and intangible property that is sold, transferred, assigned or otherwise conveyed to Buyer pursuant to this agreement, other than those relating to the transferred Assets during the period prior to the date of each Closing, which shall remain the responsibility of Seller.

     8. Further Assurances. Seller will from time to time at the request of Buyer, do, make, execute, acknowledge and deliver all such other instruments of conveyance, assignment, and transfer, in form and substance reasonably satisfactory to Seller, as Buyer may reasonably require for the more effective conveyance and transfer of any of the Assets.

     9. Indemnification; Survival. Breaches of this Agreement by either Buyer or Seller will be a breach for which the nonbreaching party is entitled to indemnification utilizing the procedures set forth in the Management Agreement. This Agreement shall survive the Closing.

     10. Entire Agreement and Assignment. This Agreement and the exhibits and schedules attached to this Agreement (which are incorporated by this reference) and the Management Agreement, including all addenda thereto, contain the entire agreement between the parties hereto with respect to the acquisition of the Assets and the other transactions contemplated herein, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. All exhibits attached hereto are incorporated herein by this reference. Buyer may assign its rights and obligations under this Agreement to any legal entity that assumes all, and not less than all, of Buyer's obligations under the Management Agreement.

     11. Severability. In the event any one or more of the provisions contained in this Agreement or any application thereof is valid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof will not in any way be affected or impaired thereby. Paragraph headings herein or in any exhibit hereto have no legal significance and are used solely for convenience or reference.

     12. No Other Representation and Warranties. Seller makes no representation or warranty to Buyer with respect to the Assets, except as expressly set forth in this Agreement.

     13. Waivers and Notices. Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. All notices, consents, requests, instructions, approvals and other communications provided for herein will be validly given, made or served if given, made or served in accordance with the Management Agreement. For purposes of this Agreement, notices to Seller will be sent to the notice address for Sprint PCS stated in the Management Agreement, and notices to Buyer will be sent to the notice address set forth for Manager in the Management Agreement.

     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will constitute an original but all of such counterparts taken together will constitute only one Agreement.

     15. Governing Law. The internal laws of the State of Missouri (without regard to principles of conflicts of law) govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:                                      SPRINT SPECTRUM L.P.

                                             By: /s/ Thomas E. Mateer
                                                -----------------------------
                                             Thomas E. Mateer
                                             Vice President - Affiliates

                                             SPRINT SPECTRUM EQUIPMENT
                                             COMPANY, L.P.

                                             By: /s/ Thomas E. Mateer
                                                -----------------------------
                                             Thomas E. Mateer
                                             Vice President - Affiliates

                                             SPRINT SPECTRUM REALTY
                                             COMPANY, L.P.

                                             By: /s/ Thomas E. Mateer
                                                -----------------------------
                                             Thomas E. Mateer
                                             Vice President - Affiliates

BUYER:                                       iPCS WIRELESS, INC.

                                             By: /s/ Timothy M. Yager
                                                -----------------------------
                                             Name: Timothy M. Yager
                                             Title: President and CEO

Set forth below is a list of exhibits to the Asset Purchase Agreement. iPCS, Inc. agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

                                  Exhibit A

                                  The Assets
                                  ----------


The following sets forth the Assets:

1. Cell site and base station assets:

     Listed by Cascade Number and state of development as follows:

     (See attached inventory for available On Air sites (all but DM13XC112 which just recently came On Air))

2. Retail Assets as follows:
     SPCS Retail Store:
     4330 Czech Lane NE, Suite 6A6
     Cedar Rapids, IA 52402

     (See attached inventory)

3. Certain assets which may be physically located in the Iowa City and Cedar Rapids BTA but are maintained by Sprint PCS as part of its national asset base are not included in the transfer. These assets include, for example, the following:

               -Portable generators
               -Any Cell on Wheels (COW)
               -HP Test Equipment

4. The parties agree that the inventory lists provided by Sprint PCS under and as part of this exhibit have not been confirmed by a physical inventory of the assets by Sprint PCS but simply reflect the asset inventories as maintained in the books and records of Sprint PCS. Buyer shall assume all risk of any discrepancy between the inventory list as provided by Sprint PCS and the actual assets, equipment and spares as may be found in the Iowa City and Cedar Rapids BTAs. Buyer shall have the right of inspection prior to the Initial Closing as provided for under this Agreement to determine the extent, if any, of this risk.

5. The parties agree that Sprint PCS shall retain ownership and control of any cell site located in the Iowa City and Cedar Rapids BTAs which is (a) owned in fee simple, (b) for which Sprint PCS has a ground lease, or (c) for which Sprint PCS has the right to co-locate any users of the site in addition to Sprint PCS or Manager. For each such site Sprint PCS shall sell the equipment located at the site as provided for under the terms of the Agreement and, after Closing, Sprint PCS shall lease the site to Manager at market lease rates for sites of a similar nature located in the Iowa City or Cedar Rapids BTAs subject to the execution of a Master Lease Agreement between Manager and Sprint Sites USA.

                                   Exhibit B

                Assets to be Transferred at the Initial Closing

          [12 cell sites listed by Cascade Number on inventory list.]

                                   Exhibit C

                         Initial Closing Purchase Price

                        [Calculation of purchase price]

                                   Exhibit D
                Assets to be Transferred at Subsequent Closings

          [10 cell sites listed by Cascade Number on inventory list.]

                                   Exhibit E
                              Assumed Liabilities

          [22 cell sites listed by Cascade Number on inventory list.]

                                   Exhibit F
                                    FORM OF
                     ASSIGNMENT OF LEASES AND BILL OF SALE
                     -------------------------------------

          [12 cell sites listed by Cascade Number on inventory list.]

     THIS ASSIGNMENT OF LEASES AND BILL OF SALE ("Assignment") is made and entered into as of the ______ day of _________________, 200__ by and between __________________, a __________________ ("Assignor"), and ____________________,
a _______________________ ("Assignee").

          1. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer and set over unto Assignee all of Assignor's right, title and interest in and to those certain leases (collectively the "Leases") described in Exhibit A attached hereto and made a part hereof.
                  ---------

          2. In addition to the Assignment described above, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee hereby agrees to assume all obligations and liabilities of Assignor arising under or pursuant to the Leases from and after the date hereof, and Assignee further agrees to perform and abide by each and every term, provision, covenant and condition contained in the Leases to be observed or performed on or after the date hereof. Assignor will not be responsible to the lessors under each of the Leases for the discharge or performance of any duties or obligations to be performed or discharged by the lessee thereunder after the date hereof.

          3. Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney's fees) resulting by reason of Assignee's failure to perform any of the obligations of the lessee under the Leases after the assignment thereof to Assignee. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney's fees) resulting by reason of the failure of Assignor to perform any of the obligations of the lessee under the Leases which arise prior to the assignment thereof to Assignee.

          4. Assignor does hereby assign, sell, convey and deliver to Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the fixtures, equipment, machinery and other personal property owned by Assignor (the "Personal Property") placed or installed on or about the real property described in the leases.

          5. ASSIGNEE TAKES THE PROPERTY DESCRIBED IN THIS ASSIGNMENT "AS IS-WHERE IS" AND WITH ALL FAULTS. ASSIGNOR HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, OPERATION OR ANY OTHER MATTER AFFECTING OR RELATED TO THE SUCH PROPERTY, EXCEPT AS HEREIN SPECIFICALLY SET FORTH OR REFERRED TO, AND ASSIGNEE HEREBY EXPRESSLY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE.

     ASSIGNOR EXPRESSLY DISCLAIMS AND ASSIGNEE ACKNOWLEDGES AND ACCEPTS THAT ASSIGNOR HAS DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY AND ALL REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION,
     (i) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROPERTY,
     (ii) THE MANNER OR QUALITY OF THE CONSTRUCTION OF THE MATERIALS, IF ANY, INCORPORATED INTO ANY OF THE PROPERTY AND (iii) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY. ASSIGNOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.

          6. Assignor hereby covenants and agrees that Assignor will execute and deliver to Assignee upon demand, from time to time, any further instrument or instruments which are reasonably necessary to reaffirm, correct and/or perfect this Assignment and the transfer to Assignee of the items described in this Assignment.

          7. This Assignment inures to the benefit of and is binding upon the successors and assigns of the parties hereto.

          8. This Assignment may be executed in a number of identical counterparts which, taken together, constitute collectively one agreement.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first written above.

                                    ASSIGNOR:

                                    ______________________________________,
                                    a  ____________________________________

                                    By:
                                    Name:
                                    Title:

                                    ASSIGNEE:
                                    _______________________________________,
                                    a ______________________________________

                                    By:
                                    Name:
                                    Title:

                                   Exhibit G
                                    FORM OF
                              CONSENT AND RELEASE
                              -------------------


          THIS CONSENT AND RELEASE (this "Consent") is made and delivered as of the _____ day of _____________, 200__, by _________________________________, a
_______________________________________ ("Lessor"), to and for the benefit of
___________________________, a _____________________________ ("Lessee").

                                    Recitals
                                    --------

          A. Lessor and Lessee entered into that certain lease dated _______________ (the "Lease"), pursuant to which Lessee leased from Lessor certain premises located at ______________________________________________ (the
"Premises").

          B.  Lessee and ___________________, a __________________ ("Assignee"),
have entered into a Purchase and Sale agreement whereby Lessee may sell to Assignee certain assets of Lessee ("Assets"), including, without limitation, the Lease. If the sale of the Asset is completed, Lessee will assign to Assignee all of Lessee's right, title and interest, as lessee, in, under and to the Lease, and Assignee will assume all of the duties, obligations and liabilities of Lessee under the Lease which arise from and after the assignment of the Lease from Lessee to Assignee.

          C. Lessee has requested that Lessor grant its consent to the assignment of the Lease and that Lessor release Lessee from all duties, obligations and liabilities arising under the Lease from and after the assignment of the Lease from Lessee to Assignee.

          D. Lessor has agreed to give such consent and release in accordance with the terms, and conditions of this Consent.

                              Terms and Conditions
                              --------------------

          Based upon the foregoing Recitals, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Lessor hereby agrees as follows:

          Lessor's Consent to Assignment.  If Lessee completes the sale of the
          ------------------------------
Assets to Assignee, Lessor hereby consents to the assignment of the Lease by Lessee to Assignee upon the terms and conditions set forth in the Assignment.

          Release of Lessee.  If Lessee completes the sale of the Assets to
          -----------------
Assignee, Lessor hereby releases Lessee from all duties, obligations and liabilities under the Lease which arise from and after the effective date of this Assignment and agrees to recognize Assignee as the lessee under the Lease for all purposes with respect to the performance of all duties, obligations and liabilities of the lessee which arise under the Lease from and after the effective date of the Assignment. By executing this Consent, Lessor hereby acknowledges, agrees to and reaffirms its continuing rights, powers, duties, obligations and liabilities under the Lease.

          Consent to Assignment Only.  The consent of Lessor which is given
          --------------------------
hereby extends only to the assignment of the Lease to Assignee, and shall not apply to any further assignment of the Lease. Any future assignment of the Lease or subletting of the Premises, either in whole or in part, is subject to the consent requirements of the Lease.

          Status of Lease.  The Lease is in full force and effect and there are
          ---------------
not defaults under the Lease as of the date of this Consent.

          Governing Law.  This Consent is to be governed by, and construed and
          -------------
enforced in accordance with, the laws of the State of ___________________.

          IN WITNESS WHEREOF, Lessor has executed this Consent for delivery of the date first above written.

                                      LESSOR:


                                      ___________________________,
                                      a__________________________

                                      By:________________________________
                                      Name:______________________________
                                      Title:_______________________________

                                   Exhibit H

                                    Consents
                                    --------

I.   Buyer Consents.

     1.  Consent under Amended and Restated Credit Agreement.

II.  Seller Consents.

     [22 cell sites listed by Cascade Number on inventory list.]